SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20547

                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 1997

              SERVICEMASTER LIMITED PARTNERSHIP
 (Exact name of registrant as specified in its certificate)


      Delaware              1-9378             36-3497008
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One ServiceMaster Way, Downers Grove, IL             60515
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(Address of principal executive offices)

Registrant's telephone number, including area code: (630) 271-1300
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Item 5.        Other Events

Share Repurchase Transaction with WMX Technologies, Inc.

On April 1, 1997, ServiceMaster Limited Partnership ("ServiceMaster") purchased (i) the 27,160,715 restricted ServiceMaster shares theretofore owned by WMX Technologies, Inc. ("WMX") and (ii) the option theretofore currently held by WMX to acquire an additional 1,875,000 ServiceMaster shares in accordance with the previously announced agreement between ServiceMaster and WMX entered into on February 18, 1997 and reported on ServiceMaster's Form 8-K dated February 18, 1997. The combined purchase price for both the shares and the option was $625,978,141.

ServiceMaster used bank debt financing for the transaction in the short term. Subject to market conditions, ServiceMaster currently anticipates that approximately fifty percent of the funds needed for the foregoing transaction and the acquisition of Barefoot Inc. which was closed in late February 1997 will be refinanced with equity issuances over the next twelve to eighteen months.

The ServiceMaster shares which were repurchased from WMX were priced at approximately $23 per share (calculated as if the option had been exercised and ServiceMaster had purchased both the outstanding shares owned by WMX and the shares issuable upon exercise of the option). This represented a discount from the $25.375 price per share at which ServiceMaster shares closed on the New York Stock Exchange on February 18, 1997 (the last trading day preceding the announcement of the WMX repurchase transaction) and a discount from the $27.25 price per share at which ServiceMaster shares closed on the New York Stock Exchange on March 31, 1997 (the last trading day preceding the closing of the transaction).

In addition, ServiceMaster has obtained a significant tax benefit from the transaction because ServiceMaster, under Internal Revenue Code Section 734, will be entitled to increase the tax basis in its assets by the difference between the purchase price of $625,978,141 and WMX's tax basis in the ServiceMaster shares. There is no corresponding adjustment to the book basis of the assets as reported in ServiceMaster's financial statements and therefore there will be no incremental amortization expense
in the income statement.   ServiceMaster estimates that this
transaction will generate approximately $480 million of incremental tax basis. The step-up in tax basis can be taken as a tax deduction over the next 15 years, which generates an incremental tax deduction of approximately $32 million per year. The step-up in tax basis provides cash flow benefits, but does not impact the provision for income taxes. The incremental cash tax savings, assuming a 40% rate, which resulted from the WMX transaction is approximately $13 million per year.

The pro forma effects of the share and option repurchase transaction with WMX on the Registrant's balance sheet as of September 30 1996 were reflected in the pro forma financial information which accompanied ServiceMaster's Form 8-K dated February 18, 1997 (the "February 8-K"). If such pro forma effects were reflected as of December 31, 1996, it would not be materially different from the pro forma balance sheet which was a part of the February 8-K. As presented in the February 8-K, the pro forma effects of the share and option repurchase transaction with WMX was additive to the Registrant's earnings per share for the nine months ended September 30, 1996, and such pro forma effects would also be additive to earnings per share for the year ended December 31, 1996.

                          SIGNATURE

Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 4, 1997


                SERVICEMASTER LIMITED PARTNERSHIP

                By:   /s/   Vernon T. Squires
                     ______________________________
                Name:  Vernon T. Squires
                Title: Sr. Vice President and General Counsel